Filed Pursuant to Rule 433
Registration No. 333-202840

Wells Fargo & Company Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Domestic ETF Basket due November 6, 2019

Final Term Sheet to Pricing Supplement No. 564 dated October 30, 2015

Summary of terms

Issuer	Wells Fargo & Company
Term	4 years
Market Measure	60% SPDR S&P 500 ETF Trust 20% SPDR S&P MidCap 400 ETF Trust 20% iShares Russell 2000 ETF (the “Basket”)
Pricing Date	October 30, 2015
Issue Date	November 6, 2015
Original Offering Price	$1,000 per security (100% of par)
Redemption Amount at Maturity	See “How the redemption amount is calculated” on page 3
Stated Maturity Date	November 6, 2019
Starting Price	100
Ending Price	See “How the ending price is calculated” on page 3
Capped Value	141% of the original offering price per security ($1,410 per security)
Threshold Price	90 (90% of the starting price)
Participation Rate	150%
Calculation Day	October 30, 2019
Calculation Agent	Wells Fargo Securities, LLC, an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount	1.575%; dealers, including Wells Fargo Advisors, LLC (WFA), may receive a selling concession of up to 1.50% and WFA will receive a distribution expense fee of 0.075%
CUSIP	94986RZE4

Investment description

•	Linked to a Domestic ETF Basket comprised of the SPDR® S&P 500 ETF Trust (60%), the SPDR® S&P MidCap 400 ETF Trust (20%), and the iShares® Russell 2000 ETF (20%)

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Basket from its starting price to its ending price. The payment at maturity will reflect the following terms:

o If the value of the Basket appreciates:

You will receive the original offering price plus 150% participation in the upside performance of the Basket, subject to a maximum total return at maturity of 41% of the original offering price

o If the value of the Basket decreases but the decrease is not more than 10%:

You will be repaid the original offering price

o If the value of the Basket decreases by more than 10%:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of 10%

•	Investors may lose up to 90% of the original offering price

•	All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue the shares of the basket components or any securities held by the basket components for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

On the date of the accompanying pricing supplement, the estimated value of the securities is $935.21 per security. The estimated value of the securities was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in the accompanying pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the accompanying pricing supplement and “Risk Factors” in the accompanying product supplement.

This final term sheet should be read in conjunction with the accompanying pricing supplement, product supplement, market measure supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a capped value of 141.00% or $1,410 per $1,000 security, a participation rate of 150% and a threshold price equal to 90% of the starting price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and whether you hold your securities to maturity.

Hypothetical returns

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
175.00	75.00%	$1,410.00	41.00%	8.77%
150.00	50.00%	$1,410.00	41.00%	8.77%
140.00	40.00%	$1,410.00	41.00%	8.77%
130.00	30.00%	$1,410.00	41.00%	8.77%
127.33	27.33%	$1,410.00	41.00%	8.77%
120.00	20.00%	$1,300.00	30.00%	6.66%
115.00	15.00%	$1,225.00	22.50%	5.13%
110.00	10.00%	$1,150.00	15.00%	3.52%
105.00	5.00%	$1,075.00	7.50%	1.81%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
89.00	-11.00%	$990.00	-1.00%	-0.25%
85.00	-15.00%	$950.00	-5.00%	-1.28%
80.00	-20.00%	$900.00	-10.00%	-2.61%
70.00	-30.00%	$800.00	-20.00%	-5.50%
60.00	-40.00%	$700.00	-30.00%	-8.72%
50.00	-50.00%	$600.00	-40.00%	-12.36%
25.00	-75.00%	$350.00	-65.00%	-24.58%

Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The starting price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual ending price.

How the redemption amount is calculated

The redemption amount payable at maturity will be determined as follows:

•	If the ending price is greater than the starting price, the redemption amount will be equal to the lesser of:

(i)	$1,000 plus

$1,000 ×	ending price – starting price	× participation rate	; and
starting price

(ii)	the capped value

•	If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price, the redemption amount will be equal to $1,000

•	If the ending price is less than the threshold price, the redemption amount will be equal to $1,000 minus

$1,000 ×	threshold price – ending price
starting price

If the ending price is less than the threshold price, you will receive less, and possibly 90% less, than the original offering price of your securities at maturity.

How the ending price is calculated

The ending price will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 60% of the component return of the SPDR S&P 500 ETF Trust; (B) 20% of the component return of the SPDR S&P MidCap 400 ETF Trust; and (C) 20% of the component return of the iShares Russell 2000 ETF.

The component return of a basket component will be equal to:

final component price – initial component price

initial component price

where,

•	the initial component price is the fund closing price of such basket component on the pricing date as set forth below; and
•	the final component price will be the fund closing price of such basket component on the calculation day.

The initial component prices of the basket components are as follows: SPDR S&P 500 ETF Trust ($207.93); SPDR S&P MidCap 400 ETF Trust ($262.71); and iShares Russell 2000 ETF ($115.34).

Domestic ETF Basket hypothetical historical performance*

*While historical information on the value of the Basket does not exist for dates prior to the pricing date, the graph above sets forth the hypothetical historical daily values of the Basket for the period from January 1, 2005 to October 30, 2015 assuming that the Basket was constructed on January 1, 2005 with a starting price of 100 and that each of the basket components had the applicable weighting as of such day. The hypothetical historical performance of the Basket is not an indication of the future performance of the Basket during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 90% Less, Than The Original Offering Price Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Basket.
•	The Securities Are Subject To The Credit Risk Of Wells Fargo.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Is Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•	The Amount You Receive On The Securities Will Depend Upon The Performance Of The Basket And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:
•	Your Return On The Securities Could Be Less Than If You Owned The Shares Of The Basket Components.
•	Historical Prices Of The Basket Components Or The Securities Included In The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Securities.
•	Changes That Affect The Basket Components Or The Underlying Indices May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.
•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components Or The Underlying Indices.
•	The Issuer And Its Affiliates Have No Affiliation With The Sponsors Of The Basket Components Or The Sponsors Of The Underlying Indices And Have Not Independently Verified Their Public Disclosure Of Information.
•	Changes In The Value Of The Basket Components May Offset Each Other.
•	An Investment Linked To The Shares Of The Basket Components Is Different From An Investment Linked To The Underlying Indices.
•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Basket Components.
•	Anti-dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization
•	The Stated Maturity Date May Be Postponed If The Calculation Date Is Postponed.
•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
•	The Calculation Agent Is An Affiliate Of The Issuer And May Be Required To Make Discretionary Judgments That Affect The Return You Receive On The Securities.
•	The Estimated Value Of The Securities Was Calculated By An Affiliate Of The Issuer And Is Therefore Not An Independent Third-Party Valuation.
•	Research Reports By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Be Inconsistent With An Investment In The Securities And May Adversely Affect The Prices Of The Basket Components.
•	Business Activities Of Affiliates Of The Issuer Or Any Participating Dealers Or Its Affiliates With The Companies Whose Securities Are Included In The Basket Components May Adversely Affect The Prices Of The Basket Components.
•	Hedging Activities By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Adversely Affect The Prices Of The Basket Components.
•	Trading Activities By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Adversely Affect The Prices Of The Basket Components.

•	A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax adviser

Investors should review carefully the accompanying pricing supplement, product supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisers regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

SPDR® and S&P 500® and S&P MidCap 400® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the SPDR® S&P 500® ETF Trust, the SPDR® S&P MidCap 400® ETF Trust (the “SPDR Trusts”) or S&P Financial. Neither the SPDR Trusts nor S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Neither the SPDR Trusts nor S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the SPDR Trusts.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), iShares Trust or iShares, Inc. None of BTC, BFA, iShares Trust or iShares, Inc. makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA, iShares Trust or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the iShares® Russell 2000 ETF.

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